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                                  EXHIBIT 10.7

                       STANFORD TELECOMMUNICATIONS, INC.
                            MANAGEMENT INCENTIVE PLAN
                       ___________________________________

PURPOSE:

     This Management Incentive Plan (the "Plan") has been adopted by the Board of Directors of Stanford Telecommunications, Inc. (the "Company") to provide motivation for superior Company and individual performance though the payment of incentive compensation to key management employees who by their ability, ingenuity and industry have a measurable impact on the success of the Company.

     This Plan provides incentive to eligible employees to promote the success of the Company through their contributions and performance, with the following intent:

          1.   Achieving profit, cash flow, revenue and bookings objectives.
          2. Stimulating attitudes that will result in increased interorganizational cooperation.
          3. Generating products and systems that advance the Company's strategic goals.
          4. Stimulating attitudes which will result in more effective discharge of assigned responsibilities.

     Individual compensation awards are based on both overall Company performance as well as individual performance.

RESPONSIBILITIES:

     A.   The Board of Directors shall:

     1. Establish performance objectives for the Company at the beginning of the Fiscal Year and evaluate the quality of performance at year end to determine the Company's rating.

     2. Recommend the annual incentive dollar pool based on performance against Company objectives to the Compensation Committee of the Board of Directors for authorization to pay the incentive compensation.

     B. The Company will form a Management Incentive Plan Committee to determine those eligible for participation, their tier level and approval of individual performance ratings. The committee shall be appointed by the President.

     C. No participant shall have any right to require the Board of Directors to make any appropriation to the Plan for any fiscal year, nor shall any participant have any vested interest in any amounts which may be appropriated to the Plan.

ELIGIBILITY FOR PARTICIPATION:

     A. An employee shall be considered eligible for Management Incentive Plan participation only if he/she is selected by the Management Incentive Plan Committee. Selection of employees is to be made annually and no employee shall be eligible for Plan participation merely by having participated in the Plan in any prior year. Employees shall be selected to participate if by execution of the employee's duties and responsibilities, he/she can make a significant and demonstrable effect on the success of the Company measured in terms of efficiency, profitability and future growth.


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     B.   In order to receive an award for the Fiscal Year Performance, the employee must be approved as a participant at the beginning of the year or if approved after the beginning of the fiscal year, the participant's incentive award will be determined by multiplying the participant's salary compensation earned while the employee was an approved participant in the Plan by the Company's percentage rating times the participant's tier level performance rating.

     C. For employees who have been employed by the Company for a minimum of ten (10) years and terminate during the Fiscal Year due to retirement, incentive awards will be determined at the end of the fiscal year in which the employee retired by multiplying the participant's salary compensation earned during that portion of the fiscal year worked by the Company's percentage rating times the participant's tier level performance rating, provided:

          1. that the employee actually works to the date of retirement, otherwise payment will be made to the last day worked.
          2. that the employee works a minimum of six (6) months during the fiscal year.
          3. that the employee's rating is based on performance against objectives as provided by the Plan.

     D. Employees who voluntarily terminate or are discharged shall be ineligible to receive an incentive payment.

ESTABLISHMENT OF OBJECTIVES:

     A.   The Board of Directors shall approve objectives for the Company at the
beginning of the Fiscal Year.   The Company's objectives shall become the
objectives of the President and the Chairman.

     B. The President shall establish measurable objectives for each business area Vice President and those objectives shall be discussed and mutually agreed upon.

     C. The Company's and Business area objectives will be based on two factors:

          1.   Specific financial objectives such as:
               -    Pre-tax earnings
               -    Cash flow management
               -    Revenues
               -    New contract bookings

          2.   Other objectives such as:
               -    Long-term or short-term financial goals
               -    Production or operating goals
               -    Productization of technology
               -    Human Resources goals such as management development

These two factors may be weighted by the Board in determining the funding for the Company. For example, the specific financial objectives may be weighted 75% and all other objectives weighted 25%.

     D. As soon as practical after the President and the business area Vice President agree to the objectives, the business area Vice President and each eligible employee reporting to the business area Vice President shall also establish and agree to measurable objectives. The objectives should be established such that the expected cumulative results of eligible employee's efforts towards meeting their individual objectives will significantly contribute to the realization


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of objectives established and agreed to by the President and business area Vice
President. Collectively, the realization of objectives established and agreed to by the President and all business area Vice Presidents should meet or exceed those objectives established for the Company and the President by the Board of Directors.

INDIVIDUAL RATING:

     A. The measurable and mutually agreed upon objectives for each participant in this Plan should be listed in the appropriate column of the Individual-Performance Rating Sheet and approved as indicated. At the end of the Fiscal Year, the participant's performance and accomplishments toward these objectives will be determined, recorded and approved on the Rating Sheet and will be the basis for the individual's rating. The participant's performance rating will be based on the following guidelines:

     Top Contributor:  On balance far exceeded high performance expectations

     Superior Contributor: Exceeded or achieved all objectives, or on balance exceeded or met high performance expectations

     Very Good Contributor: Met the most significant objectives but may have fallen short of meeting all objectives. Overall very good performance.

     Satisfactory Contributor: Met some objectives, but overall performance not as high as possible or expected.

     Non-Qualifying Contributor: Did not achieve sufficient overall performance.

COMPANY RATING AND BONUS POOL:

     At the close of the fiscal year, the Board of Directors will determine Company level funding for the Plan by evaluating the quality of performance in accomplishing established Company objectives based upon the following rating scale:

     101% - 125%    On balance far exceeded high performance expectations.

     100% Achieved all objectives or on balance met high performance expectations.

     75% - 99%      Met most objectives.  Overall performance was good, but not as high as possible or expected.

     51% - 74%      Met some objectives, but overall performance not as good as possible or expected.

     0%             Did not achieve sufficient overall performance level.

     The Bonus Pool dollar amount will be equal to the cumulative total of each participants salary times the percentage factor indicated below for Very Good Contributor in his assigned tier times the percentage determined by the Board of Directors for the Company's rating.


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CALCULATION OF INDIVIDUAL MANAGERS INCENTIVE PAYMENT:

     A. Participants will be placed in a tier level based on the level of importance and responsibility of their position in the Company.

          Tier level assignments will be recommended to the President by the Incentive Plan Committee and approved by the Compensation Committee of the Board of Directors in accordance with the following Tier guidelines:

     Tier 1:   Company Salary Grade 17E
     Tier 2:   Company Salary Grade 16E and 15E
     Tier 3:   Company Salary Grade 15E
     Tier 4:   Company Salary Grade 14E and 13E
     Tier 5:   Company Salary Grade 13E and Less than 13E

Salary grades do not ensure participation in the Plan.

     B. The participant's incentive award will be determined by multiplying the Company's percentage rating times the percentage factor for the participant's tier level performance rating times the participant's fiscal year salary compensation.

          The applicable percentage factor for the participant's tier level and performance rating will be determined by the following table:

Level of Performance          Tier 1     Tier 2    Tier 3    Tier 4     Tier 5
- --------------------          ------     ------    ------    ------     ------

Top Contributor               40%        35%       30%       25%        20.0%

Superior Contributor          30%        25%       20%       15%        12.5%

Very Good Contributor         25%        20%       15%       10%        7.5%

Satisfactory Contributor      15%        15%       10%       5%         5.0%

Non-Qualifying Contributor    0%         0%        0%        0%         0%

The target award for each tier level is at the performance level for a Very Good Contributor.

Example:
- ----------

          - During the fiscal year under evaluation, the Company received a rating of 92% by the Board of Directors.

          - During the fiscal year under evaluation, a Tier 3 employee earned a Very Good Contributor performance rating (equal to 15%).

          -    The employee's fiscal year salary compensation totaled $120,000.

     The employee's incentive compensation earned under the term of this plan is computed as follows: Company Rating (CR) x Individual Rating (IR) x Fiscal Year Salary Compensation (SC) = Incentive Earned (IE).

               CR   x    IR   x    SC        =         IE
              .92   x   .15   x  $120,000    =       $16,560

     D. Payment of individual awards will be made within 60 days after the end of each fiscal year.

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EFFECTIVE DATE:

     This Plan shall be effective with the Company's fiscal year 1996 and shall continue in effect until amended or terminated by the Company's Board of Directors. This Plan supersedes and replaces all management level cash incentive or bonus compensation programs. The Board of Directors shall have the right to amend, modify or terminate this Plan at any time.

RIGHTS AS AN EMPLOYEE:

     Nothing in this Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the right of the Company to terminate the employment of any person at any time with or without cause.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AUTHORITY:

     The Compensation Committee of the Board of Directors shall have full authority to interpret and administer this Plan and decide all questions and
settle all disputes which may arise.   All interpretations, decisions and
determinations made by the Compensation Committee of the Board of Directors shall be final and binding on all persons concerned.


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